                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                            IMAX CHICAGO THEATRE LLC

                  THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of the 16th day of October, 2002, by and between IMAX THEATRE HOLDING (CALIFORNIA I) CO. a Delaware corporation in its capacity as a member of the Company ("California I"), and IMAX THEATRE HOLDING (CALIFORNIA II), CO. a Delaware corporation in its capacity as a member of the Company ("California II").

                              W I T N E S S E T H:

                  WHEREAS, on September 23, 2002, an executed Certificate of Formation forming a limited liability company known as "CHICAGO THEATRE LLC" (the "Company"), under the Delaware Limited Liability Company Act (the "Act") as in effect at that time in the State of Delaware, was filed with the Delaware Secretary of State; and

                  WHEREAS, an amended and restated certificate of formation was filed with the Delaware Secretary of State on October 16, 2002 changing the name of the Company to IMAX CHICAGO THEATRE LLC;

                  WHEREAS, the parties desire to enter into a limited liability company with the terms and conditions set forth below; and

                  WHEREAS, this Limited Liability Company Agreement, dated as of October 16, 2002, is made and entered into by and between California I and California II for the purpose of setting forth the rights, obligations, and duties of California I and California II.

                  NOW, THEREFORE, the parties hereto hereby agree that the Company shall be governed and operated pursuant to the terms of this Limited Liability Company Agreement as hereinafter set forth.

                                    ARTICLE I

               NAME, TERM, PRINCIPAL ADDRESS AND REGISTERED AGENT

         1.1 Name. The name of the limited liability company is IMAX CHICAGO THEATRE LLC.

         1.2 Term. The term of the Company will continue in full force and effect until December 31, 2096, unless sooner dissolved in accordance with the Act (as such term is defined herein) or provisions of this Limited Liability Company Agreement.

         1.3 Principal Place of Business. The office and principal place of business of the Company shall be maintained at 700 East Grand Avenue, Suite 115, Chicago, Illinois

60611, may from time to time change such office and principal place of business and in such event shall notify the Company in writing, at least ten (10) days prior to the effective date of any such change. The Managing Member may establish additional places of business of the Company when and where required by the Company's business.

         1.4 Admission and Addresses. Upon its execution of this Agreement, each of California I and California II is hereby admitted to the Company as a member of the Company. The address of each Member is as follows:

IMAX Theatre Holding (California 1) Co.
2525 Speakman Drive
Mississauga, Ontario
Canada
L5K 1B1

IMAX Theatre Holding (California II) Co.
2525 Speakman Drive
Mississauga, Ontario
Canada
L5K 1BI

A Member may change its address by written notice to the Company and each of the other Members.

         1.5 Registered Office and Registered Agent. The location of the registered office of the Company shall be One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801 and the name of the registered agent of the Company at such office shall be RL&F Service Corp.

         1.6 Authorized Person. The Members hereby approve and ratify the execution, delivery and filing with the Secretary of State of the State of Delaware of the Certificate of Formation of the Company and the Amended and Restated Certificate of Formation of the Company by G. Mary Ruby, as an authorized person within the meaning of the Act, on behalf of the Company. Hereafter, G. Mary Ruby's powers as an authorized person within the meaning of the Act shall cease and the Managing Member, as an authorized person within the meaning of the Act, shall execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware.

                                   ARTICLE II

                             BUSINESS OF THE COMPANY

         2.1 Purposes and Powers. The Company shall have the authority to engage in any lawful business purpose or activity permitted by the Act and shall possess and may exercise all of the powers and privileges granted by the Act.

                                   ARTICLE III

                               CERTAIN DEFINITIONS

         3.1 Act. The Delaware Limited Liability Company Act, as from time to time amended.

         3.2 Adjusted Capital Contribution. The amount contributed to the capital of the Company by a Member as provided in Article IV.

         3.3 Affiliate. Any person that directly or indirectly controls, is controlled by or is under common control with any other person. For this purpose, the term "control" shall mean the direct or indirect ownership of twenty-five (25%) or more of the beneficial interests or voting power of any entity or the spouse, lineal ascendants, lineal descendants and the brothers and sisters of a Person, as applicable.

         3.4 Available Cash. All cash of the Company resulting from normal business operations (as distinguished from Extraordinary Events or the sale of all or substantially all of the Company's property and/or the dissolution of the Company), including, without limitation, dividend income, rental income, and any other income derived from the Company property which the Managing Member, in its sole and absolute discretion, determines is available for distribution to the Members after payment of all Company cash expenditures, including but not limited to, real and personal property taxes, use taxes, principal and interest payments then due on all loans, (including any mortgages encumbering the Company's property), expenses incident to the construction and rental of the Company property, insurance, present maintenance, including, but not limited to management fees, brokerage fees, or other fees incurred by the Company, capital improvements, accounting and legal fees, and other costs and expenses of the Company, and the setting aside of any amounts which the Managing Member may determine, in its discretion, to be necessary as a reserve for operating expenses, capital improvements and contingencies.

         3.5 Capital Account. The account established and maintained by the Company for each Member, as set forth in Section 4.5 hereof.

         3.6 Capital Contribution. The amount of money and the initial fair market value of any property (other than money) contributed to the Company by a Member with respect to the Company Interest held by such Member.

         3.7 Code. The Internal Revenue Code of 1986, as same may be amended from time to time.

         3.8 Extraordinary Event. Any financing, refinancing, insurance award (other than for substantially complete destruction of all or substantially all of the Company's property) and sale of Company assets (but less than all or substantially all of such assets), which in accordance with generally accepted accounting principles are attributable to capital but which do not result in a dissolution of the Company.

         3.9 Original Capital Contribution. The amount contributed to the capital of the Company by a Member as provided in Article IV.

         3.10 Managing Member. California I, in its capacity as managing member of the Company, and any Person admitted to the Company as a substitute member for California I or its successors.

         3.11 Members. Collectively, California I and California II, each in its capacity as a member of the Company, and any person admitted as a substitute or an additional member of the Company in accordance with this Limited Liability Company Agreement.

         3.12 Company. IMAX CHICAGO THEATRE LLC, a Delaware limited liability company.

         3.13 Company Interest. The entire ownership interest of a Member in the Company at the relevant time, including the limited liability company interest in the Company of each such Member the right of such Member to any and all benefits to which a Member may be entitled as provided in this Limited Liability Company Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Limited Liability Company Agreement. A Company Interest does not include any rights or obligations that a Member may have for providing services or goods for which it is separately compensated as a Person who is not a Member.

         3.14 Person. Any individual, corporation, trust, partnership or other form of association.

         3.15 Profits and Losses. The Company's income or loss, as the case may be, for each fiscal year of the Company determined in accordance with Code
Section 703(a) (including all items of income, gain, deduction or loss that are required to be separately stated). The Company's Profits and Losses shall also include: (i) income of the Company which is exempt from tax; and (ii) the excess of the deductions for depletion over the basis of the property subject to depletion. Similarly, the Company's Losses shall include expenditures for the Company which are not deductible in computing its taxable income and are not properly chargeable to a capital account. Notwithstanding anything to the contrary in this Limited Liability Company Agreement, Profits and Losses shall not include allocations under Code Section 704(c) (which are set forth at Section 4.9 hereof) or Regulatory Allocations.

         3.16 Regulatory Allocations. The allocations set forth at Sections 4.10, 4.11, 4.12, 4.13 and 4.15.

         3.17     Service. Internal Revenue Service.

         3.18 Percentage Interest. For each Member, the percentage of the total issued and outstanding Company Interests that are owned by each member. Where the Company Interest held by a Member varies over a given period, the Percentage Interest of each Member shall be determined pursuant to any reasonable method that is selected by the Managing Member.

                                   ARTICLE IV

              CONTRIBUTIONS TO CAPITAL; DISTRIBUTIONS; ALLOCATIONS

         4.1 Capital Contributions of the Members. By the mutual agreement of the two Members, each Member will contribute to the Company cash in exchange for its Company Interest in the Company.

California I                    US$9,900.00                     99%

California II                   US$  100.00                      1%

         4.2 Withdrawal and Return of Capital. Except upon the dissolution and liquidation of the Company, a Member shall have no right to withdraw any of its Capital Contributions without the consent of the other Member(s). Under circumstances requiring a return of a Member's Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

         4.3 Additional Capital Contributions. The Company may accept additional capital contributions to the extent that such contributions are consented to by both Members and are in accordance with the requirements of
Section 5.3 hereof. The Percentage Interests of the Members shall be appropriately adjusted to take into account additional capital contributions to the Company.

         4.4 Loans to the Company. The Members may make loans to the Company from time to time, as authorized by the Managing Member (subject to the requirements of Section 5.3 hereof), in excess of their contributions to the capital of the Company, and any such loans shall not be treated as a contribution to the capital of the Company for any purposes hereunder, nor shall any such loans entitle such Member to any increase in its share of the profits, losses or distributions of the Company. The amount of any such loan shall be an obligation of the Company to such Member and shall bear interest at a rate agreed to by the Managing Member. Any such loan shall be repaid prior to any distributions being made to the Members pursuant to Sections 4.8.2 and 8.3 hereof.

         4.5 Capital Accounts. A separate Capital Account shall be determined and maintained for each Member in accordance with the rules of Treas. Reg. Section 1.704-1(b)(2)(iv). Except as otherwise provided in Treas. Reg.
Section 1.704-1(b)(2)(iv), each Member's Capital Account shall initially consist of such Member's Capital Contribution and shall be further credited with each Member's additional Capital Contributions and allocable share of the Company's Profits, as determined in Section 4.6 below and items that are specially allocated in Sections 4.10, 4.11, 4.12, 4.15 and 4.16, and shall be debited by all distributions made by the Company to a Member together with each such Member's allocable share of the Company's losses, as determined in Section 4.6 below and items that are specially allocated in Sections 4.10, 4.11, 4.12, 4.15 and 4.16. In the event that the Company, in conformity with the above Treasury Regulations, has property on its books at a value ("book value") greater than or less than its adjusted tax basis, the Members' Capital Accounts shall be adjusted to reflect only allocations to them of depreciation, amortization and gain or loss as computed for book purposes (and not for tax purposes) with respect to such property. In such event, items of book depreciation, amortization and gain or loss shall be calculated in conformity with the rules of Treas. Reg. Section 1.704-1(b)(2)(iv)(g). For purposes of calculating a Member's Capital Account, the following adjustments shall be included as Profits and Losses:

         (a) any and all adjustments made to Capital Accounts pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(f) (optional revaluation of Capital Accounts), as it may be amended or supplemented from time to time;

         (b) any and all adjustments made to Capital Accounts pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(e) (adjustment resulting from property distribution), as it may be amended or supplemented from time to time; and

         (c) any and all adjustments made to Capital Accounts pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m)(4) (as it may be amended or supplemented from time to time), as it relates to distributions other than in liquidation of a Member's interest in the Company.

         4.6      Allocation of Income and Losses.

                  All items of Profits and Losses incurred by the Company shall be allocated to the Members in accordance with their relative Percentage Interests.

         4.7 Principles of Allocation. It is the intention of the Members that the allocations of Profits and Losses hereunder have substantial economic effect in accordance with the tests therefor set forth in the Treasury Regulations under Section 704(b) of the Code. Accordingly, allocations not specifically provided for in this Limited Liability Company Agreement shall be made in such a manner as shall conform to the allocation rules and principles as set forth in such Treasury Regulations as in effect from time to time, and the Capital Accounts of the Members shall be maintained in accordance with the provisions hereof construed and interpreted in the light of such Treasury Regulations.

         4.8      Distributions.

                  4.8.1 Available Cash shall be distributed periodically, as determined by the Managing Member in its sole discretion, to the Members in accordance with their relative Percentage Interests.

                  4.8.2 Net Proceeds from an Extraordinary Event which are not reinvested in other real property shall, to the extent determined by the Managing Member as being available for distribution, be distributed as expeditiously as possible, in the following order of priority:

                           (a)      first, to the payment of any unpaid
         principal and interest on any third-party financing then due;

                           (b) next, to the prepayment of any unpaid principal and interest on any third-party financing, if and to the extent determined by the Managing Member;

                           (c) next, to the repayment of any loans made by the Members to the Company pursuant to Section 4.4 hereof, in proportion to the total amount of principal and interest payable to each such Member, such distributions being treated first as in payment of accrued interest on such loans and next as in payment of principal of such loans;

                           (d) next, to the Members in proportion to their positive capital account balances until such Capital Account balances have been reduced to zero; and

                           (e) the balance, if any, in accordance with the Members' relative Percentage Interests.

                  4.8.3 Distributions in connection with the sale of all or substantially all of the Company's property and/or the dissolution and winding up of the Company shall be made in accordance with Section 9.3 of this Limited Liability Company Agreement.

                  4.8.4 Notwithstanding anything in this Limited Liability Company Agreement to the contrary, the Company shall not make a distribution to any Member if such distribution would violate Sections 18-607 or 18-804 of the Act, or any other applicable law.

         4.9 Allocations of Certain Tax Items. If the fair market value of any Company property differs from its adjusted basis as of the day it is contributed to the Company, then items of income, gain, loss, deductions and credit related to such property for tax purposes shall be allocated between the Members so as to take into account the variation between the adjusted basis of the property for tax purposes and its fair market value in the manner provided for under Code Section 704(c). Except as may be otherwise required by Code
Section 704(c), depreciation, amortization and gain or loss, as computed for tax purposes with respect to Company property which has a book value greater or less than its adjusted tax basis, shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis and the book value of such property, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members' share of tax items under Code
Section 704(c), as required by Treas. Reg. Section 1.704-1(b)(2)(iv)(f)(4) and Treas. Reg. Section 1.704-1(b)(4)(i). In complying with the requirements of Code
Section 704(c), the Managing Member is authorized to utilize any method permitted by the Treasury Regulations under Code Section 704(c). Allocations pursuant to this Section 4.9 are solely for purposes of complying with federal, state and local tax requirements, and shall not affect, or in any way be taken into account, in computing any Member's share of income, gain, loss, deduction or credit.

         4.10 Minimum Gain Chargeback. Nonrecourse deductions shall be allocated to Members in accordance with their relative Percentage Interests. Notwithstanding any other provision of this Article IV, if there is a net decrease in partnership minimum gain (as such term is defined in Treas. Reg.
Section 1.704-2(f)) during any Company fiscal year, a Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to its share of the net decrease in the minimum gain. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations. This Section 4.10 is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

         4.11 Partner Nonrecourse Deductions. Any partner nonrecourse deductions for any fiscal year or other period shall be allocated to the Member who bears the risk of loss with respect to the loan to which such partner nonrecourse deduction is attributable in accordance with Regulations Section 1.704-2(i), if such sections of the Regulations become applicable to the Company. Partner nonrecourse debt minimum gain shall be charged back to the Members in accordance with Regulations Section 1.704-2(i)(4).

         4.12 Qualified Income Offset. In the event a Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of
the Treasury Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the adjusted capital account deficit (as such term is used in Section 1.704-2(f) of the Treasury Regulations) of the Member as quickly as possible, provided that an allocation pursuant to this Section 4.12 shall be made only if and to the extent that the Member would have an adjusted capital account deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.12 were not in this Limited Liability Company Agreement. This Section 4.12 is intended to constitute a "qualified income offset" within the meaning of Section 1.704-1(b)(2)(ii)(d)(3) of the Treasury Regulations, and is to be interpreted, to the extent possible, to comply with the requirements of such Treasury Regulation as it may be amended or supplemented from time to time.

         4.13 Loss Limitation. The Losses allocated to the Members pursuant to Section 4.7 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing the Member to have a deficit Capital Account at the end of any Fiscal Year after: (a) increasing a Member's Capital Account by amounts that it is obligated to restore pursuant to this Limited Liability Company Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Treas. Reg. Sections 1.7042(g)(1) and 1.704-2(i)(5), as they may be amended or supplemented from time to time; and (b) decreasing the Member's Capital Account by the items described in Treas. Reg. Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(d)(5) and 1.704-1(b)(2)(d)(6), as it may
be amended or supplemented from time to time (an "Adjusted Deficit Capital Account"). All Losses in excess of the limitations set forth in this Section
4.13 shall be allocated to the Members in accordance with their relative Percentage Interests.

         4.14 Future Amendments; Revaluation of Company Property. The Members, by a vote of a majority in interest in the Company will have complete discretion to amend the provisions of this Limited Liability Company Agreement if such amendment would not have a material adverse effect on the Members and if, in the opinion of counsel for the Company, such amendment is advisable for purposes of complying with Section 1.704-1 and 1.704-2 of the Treasury Regulations (as it may be amended or supplemented from time to time). The Members, by a vote of a majority in interest in the Company, may revise the Members' Capital Accounts to reflect a revaluation of the Company property, provided that the revaluation adheres to the requirements of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

         4.15 Gross Income Allocation. In the event a Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (i) the amount the Member is obligated to restore pursuant to any provision of this Limited Liability Company Agreement, and (ii) the amount the Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5), the Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 4.15 shall be made only if and to the extent that the Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made, as if Article 4.12 hereof and this Section 4.15 were not in this Limited Liability Company Agreement.

         4.16 Curative Allocations. In the event that income, loss or items thereof are allocated to one or more Members pursuant to Sections 4.10, 4.11, 4.12, 4.13, and 4.15, above, subsequent income and loss first will be allocated (subject to the provisions of Sections 4.10, 4.11, 4.12, 4.13, and 4.15) to the Members in a manner designed to result in each Member having a Capital Account balance equal to what it would have been if the original allocation of income or loss pursuant to Sections 4.10, 4.11, 4.12, 4.13, and 4.15 had not occurred.

                                    ARTICLE V

                            MANAGEMENT OF THE COMPANY

         5.1 Rights and Duties of the Members. Except as otherwise provided herein, the Managing Member shall have full, exclusive and complete authority and discretion in the management and control of the business of the Company and shall make all decisions affecting the business of the Company. Further, the Managing Member shall have all of the rights and powers of a member and manager as provided in the Act and as otherwise provided by law or this Limited Liability Company Agreement, and, except as otherwise provided herein, any action taken by the Managing Member shall constitute the act of and serve to bind the Company. The Managing Member shall manage and control the affairs of the Company to the best of its ability and shall use its best efforts to carry out the business of the Company as set forth in Limited Liability Company Agreement.

         5.2 Exculpation and Indemnification of the Members and others. The Members and all Affiliates of the Members and their respective shareholders, partners, officers, directors and employees (hereinafter referred to individually as an "Indemnitee") shall not be liable to the Company or any other Member for any loss incurred in connection with any action or inaction of an Indemnitee, if such Indemnitee, in good faith, determined that such course of conduct was in the best interest of the Company and did not constitute gross negligence of such Indemnitee. To the fullest extent permitted by law, an Indemnitee shall be indemnified and held harmless by the Company against any and all losses, judgments, liabilities, expenses, costs (including attorney's fees) actually and reasonably incurred by said Indemnitee in connection with the defense of any suit or action (including, without limitation, all costs of appeal) to which the Indemnitee is made a party by reason of its position herein, to the fullest extent permitted under the provisions of the Act or any other applicable statute. Nothing herein shall make any Affiliate of a Member liable in any way for the acts, omissions, obligations or liabilities of a Member.

         5.3 Tax Matters Partner. If the Company is required by the Code or the Treasury Regulations to have a Tax Matters Partner ("TMP"), the Managing Member shall serve as the TMP for the Company. The TMP agrees to act as a liaison between the Company and the Service in connection with all administrative and judicial proceedings involving tax controversies of the Company, and agrees to assume all the rights and duties of a TMP as set forth in the Code and the Regulations promulgated thereunder. These rights and duties include, but are not limited to:

                  (a) the duty to notify and keep all other Members informed of all administrative and judicial proceedings, as required by
         Section 6223(g) of the Code, and to furnish to each Member, who so requests in writing, a copy of each notice or other communication received by the TMP from the Service;

                  (b) the right to settle any claims by the Service against the Company;

                  (c) the right to initiate judicial proceedings contesting adverse determinations by the Service against the Company;

                  (d) the right to enter into an agreement to extend the statute of limitations;

                  (e) the right to employ experienced tax counsel to represent the Company in connection with any audit or investigation of the Company by the Service, and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such counsel shall be a Company expense and shall be paid by the Company. Such counsel shall be responsible for representing the Company; it shall be the responsibility of the Members, at their expense, to employ tax counsel to represent their respective separate interests; and

                  (f) arrange for the preparation and delivery of Company information returns and Schedule K's to the Members.

The TMP shall be entitled to be reimbursed for all expenses incurred when acting in its capacity as TMP.

         5.4 Company Basis Elections. In the event of a distribution of property by the Company within the meaning of Section 734 of the Code, or the transfer of any interest in the Company within the meaning of Section 743 of the Code, the Managing Member, in its sole and absolute discretion, may cause the Company to elect to adjust the basis of its assets pursuant to Section 754 of the Code. The Members affected by this election, if made, shall supply to the Company any information that may be required to make such election.

                                   ARTICLE VI

              LIABILITY OF MEMBERS AND TRANSFERABILITY OF INTERESTS

         6.1 Limited Liability of the Members. Except as otherwise provided in the Act or any other applicable law, the Members are not personally liable for the expenses, liabilities or obligations of the Company beyond the amount of its Capital Contribution.

         6.2 Transfer of a Member's Company Interest. A Member shall not transfer, sell, encumber, assign or otherwise dispose (a "Transfer") of part or all of its Company Interest representing its Company Interest without the permission of the other Member. Any certificate evidencing ownership of the Company Interests shall contain the foregoing restriction.

                                   ARTICLE VII

                      ADMISSION AND RESIGNATION OF MEMBERS

         7.1 Admission. The Members may jointly select and admit additional members.

         7.2 Resignation. A Member may not resign or withdraw from the Company without the written consent of the remaining Member(s).

                                  ARTICLE VIII

                           TERMINATION OF THE COMPANY

         8.1 Dissolution. The Company shall be dissolved upon the happening of any of the following events:

         (a) The termination of the legal existence of the last remaining Member or the occurrence of any other event that terminates the continued membership of the last remaining member in the company unless the

                  Company is continued without dissolution in a manner permitted by this Agreement or the Act;

         (b)        The unanimous written consent of the Members, or

         (c) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

                  Notwithstanding any other provision of this Agreement, the bankruptcy (defined in the Act) of a Member shall not cause the member to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.

         8.2 Effectiveness. Dissolution of the Company shall be effective on December 31, 2096, or the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided in Section 8.3 below and the Certificate of Cancellation of the Amended and Restated Certificate of Formation shall have been executed by the Liquidating Trustee (as defined below) as an authorized person and filed with the Secretary of State of the State of Delaware. Notwithstanding the dissolution of the Company, prior to the termination of the Company, as aforesaid, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Limited Liability Company Agreement.

         8.3 Liquidation. Upon dissolution of the Company, the Managing Member or if California I is no longer a member of the Company, a Person appointed by a majority in interest of the remaining Members (California I or such other Person, the "Liquidating Trustee"), shall wind up the affairs of the Company, apply and distribute its assets or the proceeds thereof as contemplated by this Limited Liability Company Agreement and cause the cancellation of the Certificate of Formation. As soon as possible after the dissolution of the Company, a full account of the assets and liabilities of the Company shall be taken, and a statement shall be prepared by a certified public accountant to be selected by Liquidating Trustee, setting forth the assets and liabilities of the Company. A copy of such statement shall be furnished to each of the Members within thirty (30) days after such dissolution. Thereafter, the Liquidating Trustee shall, in its sole and absolute discretion, either liquidate the assets as promptly as is consistent with obtaining in so far as possible the fair value thereof or determine to distribute all or part of the assets in kind. Any proceeds from liquidation, together with any assets that the Liquidating Trustee determines to distribute in kind shall be applied to the following order:

                  (a) first, to the creditors of the Company, excluding Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof). Any reserves shall be held for the purpose of disbursement in payment of any of the aforementioned contingencies, and at the expiration of such period as the Liquidating Trustee shall deem advisable, the Company shall distribute the balance remaining in the manner provided for herein;

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                  (b)      next, to the repayment (or satisfaction thereof,
         whether by payment or the making of reasonable provision for payment thereof) of any debts and liabilities of the Company to Members not in respect of their Company Interests, including, without limitation, unpaid expense accounts or advances made to or for the benefit of the Company;

                  (c) next, to the Members in proportion to their then Capital Account balances until such Capital Account balances have been reduced to zero; and

                  (d) the balance, if any, in accordance with the Members' relative Percentage Interests.

         8.4 Gain or Loss From Dissolution. The net gain or loss, if any, resulting from such dissolution and termination shall be allocable to the Members as provided in Section 4.6 hereof.

                                   ARTICLE IX

                           BOOKS AND RECORDS; REPORTS

         9.1 Books and Records. The Managing Member shall keep adequate books and records at one or more of its places of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company. Members or their designated representatives shall have the right, at any reasonable time, to have access to and inspect and copy the contents of said books or records for any purpose reasonably related to such Member's interest in the Company.

         9.2 Annual Reports. The Members shall be furnished annually by the Company with an unaudited financial statement for the year then ended. Upon request by any Member, the Company shall furnish audited financial statements, with such costs being borne by the Company.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Limited Liability Company Agreement shall be in writing and delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to a party at the address specified in Section 1.4 hereof. Any such notice shall be deemed to be given as of the date of receipt or refusal of receipt to the party at its address. Any Member may from time to time specify a different address by written notice to the Company.

         10.2 Jurisdiction and Applicable Law. Each party hereto and with regard solely to matters arising out of, or in connection with, this Limited Liability Company Agreement hereby designates the laws of the State of Delaware without reference to conflict of laws provisions thereof, as the law applicable hereto.

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

         10.3 Survival of Rights. Except as otherwise provided, this Limited Liability Company Agreement shall be binding upon and inure to the benefit of the Members, their personal representatives, successors and permitted assigns.

         10.4 Validity. In the event that any provision of this Limited Liability Company Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of this Limited Liability Company Agreement.

         10.5 Agreement in Counterparts. This Limited Liability Company Agreement may be executed in several counterparts, and as executed shall constitute one agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or to the same counterpart.

         10.6 Waiver of Partition. The Members hereby waive any right of partition as to the Company's property or any right to take any other action that otherwise might be available to them for the purpose of severing their relationship in connection with Company property.

         10.7 Headings. The headings, titles and subtitles used in this Limited Liability Company Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

         10.8 Amendments. This Limited Liability Company Agreement may be amended by California I as permitted by Section 4.14 hereof. All other amendments of this Limited Liability Company Agreement must be unanimously consented to by the Members.

         10.9 Entire Agreement. This Limited Liability Company Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Limited Liability Company Agreement replaces and supersedes all previous agreements and amendments entered into by the parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement as of the 16th day of October, 2002.

                                    IMAX THEATRE HOLDING (CALIFORNIA I) CO., a Delaware corporation

                                    By:  /s/ G. Mary Ruby
                                        ----------------------------------------
                                    Name and Title:    G. Mary Ruby
                                                       Secretary

                                    By:  /s/ Ed MacNeil
                                        ----------------------------------------
                                    Name and Title:    Ed MacNeil
                                                       Vice President

                                    IMAX THEATRE HOLDING (CALIFORNIA II) CO., a Delaware corporation

                                    By:  /s/ G. Mary Ruby
                                        ----------------------------------------
                                    Name and Title:    G. Mary Ruby
                                                       Secretary

                                    By:  /s/ Ed MacNeil
                                        ----------------------------------------
                                    Name and Title:    Ed MacNeil
                                                       Vice President

                                       15